Exhibit 2.1

FIRST AMENDMENT TO THE ARRANGEMENT AGREEMENT

This First Amendment to the Arrangement Agreement (this “Amendment”) is dated as of March 29, 2016 among Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), 1058286 B.C. Ltd., a company existing under the laws of British Columbia (“Earthstone Acquisition”), and Lynden Energy Corp., a company existing under the laws of British Columbia (“Lynden”), and amends that certain Arrangement Agreement made as of December 16, 2015, among Earthstone, Earthstone Acquisition and Lynden (the “Arrangement Agreement”). Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings set forth in the Arrangement Agreement (as defined below). Earthstone, Earthstone Acquisition and Lynden are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Parties desire to modify the Arrangement Agreement on the terms herein; and

WHEREAS, the Parties desire to amend the Arrangement Agreement to provide that Earthstone Acquisition will acquire all of the issued and outstanding common shares of Lynden in exchange for the issuance and payment of common shares of Earthstone and in connection therewith and as an integral part thereof, Earthstone Acquisition will amalgamate with and into Lynden with Lynden being the surviving company following the amalgamation pursuant to a Plan of Arrangement in accordance with the Business Corporations Act (British Columbia);

NOW, THEREFORE, in consideration of the premises and mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Amendments.

(a) Section A under the WHEREAS clause of the Arrangement is hereby amended and restated to read in its entirety as follows:

“A. Earthstone, Earthstone Acquisition and Lynden have determined that a business combination pursuant to which Earthstone Acquisition will acquire all of the issued and outstanding common shares of Lynden in exchange for the issuance and payment of common shares of Earthstone and in connection therewith and as an integral part thereof, Earthstone Acquisition will amalgamate with and into Lynden with Lynden being the surviving company following the amalgamation pursuant to a Plan of Arrangement in accordance with the Business Corporations Act (British Columbia) is in the best interests of their respective shareholders;”

(b) Section 1.1(p) of the Arrangement Agreement is hereby amended and restated to read in its entirety as follows:

“(p) “Consideration” means, collectively, (a) in respect of each Lynden Share held by Lynden Shareholders, the shares of Earthstone Common Stock receivable therefor by the Lynden Shareholders pursuant to the Plan of Arrangement, and (b) in respect of each Lynden Option held by Lynden Optionholders, the shares of Earthstone Common Stock and cash receivable therefor by the Lynden Optionholders pursuant to the Plan of Arrangement;”

(c) Section 1.1 of the Arrangement Agreement is hereby amended by adding the following definition, in the appropriate alphabetical order:

“Earthstone Acquisition Payment” has the meaning set out in Section 2.7;”

(d) Section 1.1(ii) of the Arrangement Agreement is hereby amended and restated to read in its entirety as follows:

“(ii) RESERVED.”

(e) Section 1.1(mmmm) of the Arrangement Agreement is hereby amended and restated to read in its entirety as follows:

“Lynden Shares” means the common shares in the authorized share structure of Lynden;”

(f) Section 1.1(rrrr) of the Arrangement Agreement is hereby amended and restated to read in its entirety as follows:

“(rrrr) “Meeting Deadline” means May 27, 2016, or such later date as may be agreed to in writing by the parties, such agreement to not be withheld unreasonably;”

(g) Section 2.7 of the Arrangement Agreement is hereby amended and restated to read in its entirety as follows:

“2.7 U.S. Tax Matters

For United States federal income tax purposes, the parties intend to adopt this Agreement and the Plan of Arrangement as a plan of reorganization and intend that the Arrangement as set forth in the Plan of Arrangement qualify as a reorganization within the meaning of Section 368(a) of the Code. Provided that the Arrangement meets the requirements of a reorganization within the meaning of Section 368(a) of the Code, each party hereto agrees to treat the Arrangement as a reorganization within the meaning of Section 368(a) of the Code for all United States federal income tax purposes, and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the U.S. Treasury Regulations promulgated under Section 368 of the Code. Notwithstanding the foregoing, in the event that Lynden has insufficient funds at the Effective Date to satisfy payment obligations to Dissenting Shareholders, the payment of funds by Earthstone Acquisition to Dissenting Shareholders (an “Earthstone Acquisition Payment”) shall not be prohibited by this Section 2.7. Unless (i) an Earthstone Acquisition Payment is made, (ii) otherwise required pursuant to a “determination” within the meaning of Section

1313(a) of the Code, or (iii) otherwise required pursuant to applicable Laws, each of the parties shall report the transactions contemplated by this Agreement as a “reorganization” within the meaning of Section 368(a) of the Code (to the extent that the transaction is reportable under the Code) and shall not take any position that is contrary to such treatment. Notwithstanding the foregoing, neither Earthstone nor Lynden makes any representation, warranty or covenant to any other party or to any Lynden Shareholder or other holder of Lynden securities (including, without limitation, stock options, warrants, debt instruments or other similar rights or instruments) or any holder of shares of Earthstone Common Stock or securities regarding the U.S. tax treatment of the Arrangement, including, but not limited to, whether the Arrangement will qualify as a reorganization within the meaning of Section 368(a) of the Code or as a tax deferred reorganization for purposes of any United States state or local income tax law.”

(h) Section 2.9 of the Arrangement Agreement is hereby amended and restated to read in its entirety as follows:

“2.9 Lynden Options

The parties agree that pursuant to the Plan of Arrangement, notwithstanding the terms of the Lynden Option Plan and stock option agreements governing (or stock option certificates representing) the Lynden Options, each Lynden Option outstanding as at the Effective Time shall be deemed to be terminated and cancelled in exchange for delivery on the Effective Date of such number of shares of Earthstone Common Stock determined by the following calculation:

((A x Share Exchange Ratio) – B) x C

A

where:

“A” is the volume weighted average closing price of Earthstone Common Stock on the NYSE MKT (or such other primary stock market on which the Earthstone Common Stock is then trading), converted to Canadian dollars using the Bank of Canada noon exchange rate, for the five trading days preceding the Effective Date;

“B” is the exercise price of the subject Lynden Options; and

“C” is the number of the subject Lynden Options.

In order to be entitled to receive shares of Earthstone Common Stock pursuant to the foregoing calculation, the Lynden Optionholders will be required to pay to Lynden and/or Earthstone Acquisition the amount, if any, of applicable withholding taxes that would have been payable by the Lynden Optionholder had the Lynden Option been exercised rather than cancelled and terminated, and Lynden and/or Earthstone Acquisition shall forthwith remit such funds to the appropriate government tax authority. To the extent holders of Lynden Options shall not be entitled to receive any shares of Earthstone Common Stock at closing based upon the foregoing method of calculation, Earthstone Acquisition shall on the Effective Date pay the applicable Lynden

Optionholders U.S.$0.001 for every such Lynden Option. The shares of Earthstone Common Stock issuable and deliverable to former holders of Lynden Options have not been registered under the U.S. Securities Act and will be issued by Earthstone in reliance on the Section 3(a)(10) Exemption and shall be fully tradable subject to, with respect to certain holders who are or, at the Effective Time, become affiliates (as defined by Rule 144 of the U.S. Securities Act) of Earthstone, certain restrictions on resale under Rule 144 of the U.S. Securities Act.

Lynden will file, after the Effective Date and in a timely manner, an election with the Minister of National Revenue under Section 110(1.1) of the Tax Act, in prescribed form, stating that neither Lynden nor a person not dealing at arm’s length with Lynden will deduct in computing its income for a taxation year any amount in respect of the payments made pursuant to this Section 2.9 (other than a designated amount described in subsection 110(1.2) of the Tax Act). Lynden will provide, in a timely manner, evidence in writing of the filing of such election to the recipients of the payments made pursuant to this Section 2.9.”

(i) Section 2.10 of the Arrangement Agreement is hereby amended and restated to read in its entirety as follows:

“2.10 Payment of Consideration

Earthstone will, following receipt by Lynden of the Final Order and prior to the Effective Date, deposit in escrow with the Depositary for the benefit of Earthstone Acquisition sufficient shares of Earthstone Common Stock to provide Earthstone Acquisition with the ability to satisfy the Consideration payable to the Lynden Shareholders and the Lynden Optionholders pursuant to the Plan of Arrangement (other than Lynden Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection).”

(j) Section 2.11 of the Arrangement Agreement is hereby amended and restated to read in its entirety as follows:

“2.11 Withholding Taxes

Earthstone, Earthstone Acquisition, Lynden and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement or the Plan of Arrangement to any Person, and from all dividends, interest or other amounts payable to any former Lynden Shareholder such amounts as Earthstone, Earthstone Acquisition, Lynden or the Depositary is required or permitted to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, provided that such deducted or withheld Taxes or other amounts are actually remitted to the appropriate taxing authority.”

(k) Section 3.1(qq)(ii) of the Arrangement Agreement is hereby amended and restated to read in its entirety as follows:

“(ii) Prior to the Effective Time and in connection with or anticipation of this Agreement or the Plan of Arrangement, (i) none of the Lynden Shares will be redeemed, (ii) Lynden has no plan or intention to make any extraordinary dividends with respect to the Lynden Shares, and (iii) none of the Lynden Shares will be acquired by Lynden or any Related Person.”

(l) Section 3.2(qq)(xii) of the Arrangement Agreement is hereby amended and restated to read in its entirety as follows:

“(xii) Earthstone will not liquidate Lynden; merge Lynden with or into another corporation; or sell or otherwise dispose of the stock or assets of Lynden to the extent such actions would adversely affect the treatment of the Arrangement as a reorganization within the meaning of Section 368(a) of the Code and except for dispositions made in the ordinary course of business or transfers of stock or assets to a corporation controlled by Earthstone.”

(m) Section 4.4(a)(iv)(C) of the Arrangement Agreement is hereby amended and restated to read in its entirety as follows:

“(C) have any plan or intention to declare or pay any dividends or make any distribution of its properties or assets to its shareholders or purchase or retire any Lynden Shares;”

(n) Section 5.1(f) of the Arrangement Agreement is hereby amended and restated to read in its entirety as follows:

“(f) the issuance and delivery of the shares of Earthstone Common Stock to the holders of Lynden Shares and Lynden Options, pursuant to the Arrangement shall either be (i) exempt from the registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption (or pursuant to any other applicable exemption), and in compliance with all applicable state securities laws, or (ii) to be registered pursuant to an effective registration statement under the U.S. Securities Act;”

(o) Section 8.1 of the Arrangement Agreement with respect to the contact information for Lynden is hereby amended and restated as follows:

“if to Lynden:

Board of Directors of Lynden Energy Corp.

Suite 500 – 666 Burrard Street

Vancouver, British Columbia V6C 3P6

Attention: Colin Watt, President and CEO

Fax Number: (604) 357-5111

Email: cwatt@bed-rock.com”

(p) Schedule A of the Arrangement Agreement is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

Section 1.2 Miscellaneous.

(a) Except as expressly set forth in this Amendment, the Arrangement Agreement is hereby ratified and confirmed in accordance with its terms.

(b) Governing Law. This Amendment will be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein. Each of the Parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia.

(c) This Amendment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any Party’s delivery of an executed counterpart signature page by facsimile or email is as effective as executing and delivering this Amendment in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

LYNDEN ENERGY CORP.		EARTHSTONE ENERGY, INC.

By:	/s/ Colin Watt	By:	/s/ Frank A. Lodzinski
	Authorized Signatory		Authorized Signatory

1058286 B.C. LTD.

		By:	/s/ Frank A. Lodzinski
Authorized Signatory

Exhibit A

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement:

(a)	“Amalco” has the meaning ascribed in Section 3.1(e);

(b)	“Arrangement” means the arrangement of Lynden, Earthstone and Earthstone Acquisition pursuant to Section 288 of the Business Corporations Act, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement made hereto and thereto in accordance with the terms herein and in the Arrangement Agreement or made at the direction of the Court in the Final Order, with the consent of Lynden and Earthstone, each acting reasonably;

(c)	“Arrangement Agreement” means the arrangement agreement dated as of December 16, 2015, among Earthstone, Earthstone Acquisition and Lynden, including the schedules attached thereto, as the same may be supplemented or amended, from time to time;

(d)	“Arrangement Resolution” means the special resolution to be passed by the Lynden Securityholders approving the Arrangement substantially in the form and content set out in Schedule B to the Arrangement Agreement;

(e)	“Business Corporations Act” means the British Columbia Business Corporations Act, S.B.C. 2002, c. 57, as amended;

(f)	“Business Day” means any day which is not a Saturday, Sunday or a day on which banks are not open for business in Vancouver, British Columbia;

(g)	“Closing Consideration” has the meaning ascribed in Section 3.1(c);

(h)	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

(i)	“Court” means the Supreme Court of British Columbia;

(j)	“Depositary” means Computershare Investor Services Inc., in its capacity as depositary for the Lynden Shares under the Arrangement;

(k)	“Dissent Procedures” means the procedures set forth in Division 2 of Part 8 of the Business Corporations Act required to be taken by a registered holder of Lynden Shares to exercise the right of dissent in respect of such Lynden Shares in connection with the Arrangement, as modified by Article 4, the Interim Order and the Final Order;

(l)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Article 4;

(m)	“Dissenting Shareholder” means a registered Lynden Shareholder that validly exercises his, her or its Dissent Rights in accordance with the requirements of Article 4 and the Interim Order and who has not withdrawn or have been deemed to have withdrawn such exercise of such Dissent Rights;

(n)	“Earthstone” means Earthstone Energy, Inc.;

(o)	“Earthstone Acquisition” means 1058286 B.C. Ltd.;

(p)	“Earthstone Common Stock” means the common stock, U.S.$0.001 par value per share, of Earthstone;

(q)	“Effective Date” means the date that is three Business Days after the last of the conditions precedent to the completion of the Arrangement contained in Article 5 of the Arrangement Agreement have been satisfied or waived (other than those conditions which cannot, by their terms, be satisfied until the Effective Date, but subject to satisfaction or waiver of such conditions as of the Effective Date) or such earlier or later date as is agreed to in writing by Earthstone and Lynden;

(r)	“Effective Time” means the beginning of the day (Vancouver time) on the Effective Date, or such other time on the Effective Date as may be agreed to in writing by Earthstone and Lynden;

(s)	“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date (with the consent of the parties, acting reasonably) or, if appealed then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

(t)	“Governmental Authority” means any applicable:

(i)	multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasigovernment, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(ii)	self-regulatory organization or stock exchange, including, but not limited to, the TSXV and the NYSE MKT;

(iii)	entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

(iv)	corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies referred to above;

(u)	“Interim Order” means the interim court order of the Court providing for, among other things, the calling and holding of the Lynden Meeting, as the same may be amended, supplemented or varied by the Court (with the consent of the parties, acting reasonably);

(v)	“Joint Circular” means the management information circular of Lynden, including all schedules, appendices and exhibits attached thereto, and the notice of meeting and proxy form to be sent by Lynden to the Lynden Securityholders soliciting their approval of the Arrangement Resolution, including any amendments or supplements thereto and the Schedule 14(c) information statement of Earthstone;

(w)	“Letter of Transmittal - Options” means the letter of transmittal sent by Lynden to the Lynden Optionholders providing for the delivery of certificates representing their Lynden Options to the Depositary;

(x)	“Letter of Transmittal - Shares” means the letter of transmittal sent by Lynden to the Lynden Shareholders providing for the delivery of certificates representing their Lynden Shares to the Depositary;

(y)	“Lynden” means Lynden Energy Corp.;

(z)	“Lynden Meeting” means the special meeting of Lynden Securityholders and any adjournment or postponement thereof, to be held in accordance with the Interim Order to consider and, if deemed advisable, pass the Arrangement Resolution;

(aa)	“Lynden Optionholders” means at any time the registered holders at that time of Lynden Options;

(bb)	“Lynden Option Plan” means Lynden’s stock option plan in effect on the date of the Arrangement Agreement;

(cc)	“Lynden Options” means the outstanding options to purchase Lynden Shares;

(dd)	“Lynden Securityholders” means the Lynden Shareholders and the Lynden Optionholders;

(ee)	“Lynden Shareholder” means at any time the registered holder at that time of Lynden Shares;

(ff)	“Lynden Shares” means the common shares in the authorized share structure of Lynden;

(gg)	“NYSE MKT” means NYSE MKT, LLC;

(hh)	“parties” means collectively, Earthstone, Earthstone Acquisition and Lynden, and “party” means any of them;

(ii)	“Plan of Arrangement” means this plan of arrangement as amended and supplemented from time to time in accordance with Article 6 herewith (with the consent of Earthstone, Earthstone Acquisition and Lynden, acting reasonably), the Arrangement Agreement or made at the direction of the Court;

(jj)	“Registrar” means the Registrar of Companies appointed under Section 400 of the Business Corporations Act;

(kk)	“Share Exchange Ratio” has the meaning given to it in Section 3.1(d);

(ll)	“Tax Act” means the Income Tax Act (Canada), as amended;

(mm)	“Transmittal Letters” means, collectively, the Letter of Transmittal – Shares and Letter of Transmittal – Options, and “Transmittal Letter” means either of them;

(nn)	“TSXV” means the TSX Venture Exchange; and

(oo)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

1.2	Headings and References

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to sections are to sections of this Plan of Arrangement and references to articles are to articles of this Plan of Arrangement.

1.3	Number, etc.

Unless the context otherwise requires, words importing the singular number only will include the plural and vice versa; words importing the use of any gender will include all genders; and words importing persons will include firms and corporations and vice versa.

1.4	Date of any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding Business Day.

1.5	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Article 2

ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to and is subject to the provisions of the Arrangement Agreement. At the Effective Time, without any further act or formality, the Arrangement will be binding upon Earthstone, Earthstone Acquisition, Lynden and the Lynden Securityholders.

Article 3

THE ARRANGEMENT

3.1	The Arrangement

Commencing at the Effective Time, the following will occur and will be deemed to occur in the following sequence without any further authorization, act or formality by Earthstone, Earthstone Acquisition, Lynden, Lynden Securityholders or any other person:

(a)	each issued and outstanding Lynden Share held by a Dissenting Shareholder will be, and will be deemed to be, transferred by the holder thereof, free and clear from any claims, liens or encumbrances to Lynden for cancellation and thereupon each Dissenting Shareholder shall cease to have any rights as a Lynden Shareholder other than the right to be paid the fair value for their Lynden Shares as set out in Article 4 and such Dissenting Shareholder’s name will be removed from the central securities register of Lynden in respect of such Lynden Share as at the Effective Time;

(b)	the Lynden Options will be dealt with in accordance with Section 3.3 below;

(c)	in consideration for (i) Earthstone issuing and delivering to Earthstone Acquisition the shares of Earthstone Common Stock required pursuant to Section 3.1(d)(iii) and Section 3.3, and (ii) Earthstone paying to or to the order of Earthstone Acquisition the cash required pursuant to Section 3.3 (such cash together with such shares of Earthstone Common Stock referred to as the “Closing Consideration”), Earthstone Acquisition will issue and be deemed to issue to Earthstone 1,000,000 Common Shares without par value in the authorized share structure of Earthstone Acquisition for a total issue price equal to the aggregate fair market value of the Closing Consideration as determined by the directors of Earthstone Acquisition, which issue price will be satisfied and deemed to be paid in full by Earthstone issuing, delivering and paying the Closing Consideration as contemplated by this Section 3.1(c), and there shall be added to the capital of Earthstone Acquisition for such Common Shares without par value an amount equal to the aggregate fair market value of the Closing Consideration;

(d)	each issued and outstanding Lynden Share, other than any Lynden Shares held by a Dissenting Shareholder and other than the Lynden Shares already held by Earthstone, and Earthstone Acquisition will be, and will be deemed to be, transferred by the holder thereof to Earthstone Acquisition and acquired by Earthstone Acquisition, free and clear from any claims, liens or encumbrances in exchange for 0.02842 shares of Earthstone Common Stock (the “Share Exchange Ratio”) and in respect of each such Lynden Share:

(i)	the holder of such Lynden Share shall cease to be the holder thereof at the Effective Time concurrently with the exchange referred to in this Section 3.1(d) and such holder’s name shall be removed from the central securities register of Lynden in respect of such Lynden Share as of the Effective Time;

(ii)	Earthstone Acquisition shall be deemed to be the transferee of such Lynden Share (free from any claim, lien or encumbrance) at the Effective Time and shall be entered in the central securities register of Lynden as the holder thereof; and

(iii)	Earthstone will issue and deliver to the Depositary, on behalf of Earthstone Acquisition for delivery to the holder of such Lynden Share 0.02842 shares of Earthstone Common Stock, which Earthstone Common Stock will be issued as fully paid and non-assessable shares of Earthstone and certificates representing such Earthstone Common Stock will be delivered to the Depositary, to be dealt with in accordance with Article 5 below, as the sole consideration to be given by Earthstone Acquisition therefor and the stock ledger of Earthstone will be revised accordingly;

(e)	Earthstone Acquisition shall amalgamate with and into Lynden to form one corporation with the same effect as if they had amalgamated under Section 269 of the Business Corporations Act, except that the separate legal existence of Lynden will not cease and Lynden will survive the amalgamation (Lynden, as such surviving entity, “Amalco”), in accordance with the following:

(i)	at the time of the amalgamation, the separate legal existence of Earthstone Acquisition shall cease without Earthstone Acquisition being liquidated or wound up and Earthstone Acquisition and Lynden shall continue as one company;

(ii)	the notice of articles of Amalco and articles of Amalco shall be substantially in the form of the notice of articles and articles of Earthstone Acquisition, taking into account the transactions set forth herein;

(iii)	at the time of the amalgamation, the Lynden Shares held by Earthstone Acquisition shall be cancelled without reimbursement of the capital represented thereby, each issued and outstanding Common Share without par value in the authorized share structure of Earthstone Acquisition immediately prior to the amalgamation will be automatically exchanged for one Common Share without par value in Amalco, and the capital of Amalco shall be the same as the capital of Earthstone Acquisition immediately prior to the amalgamation;

(iv)	the property, rights and interests of Earthstone Acquisition and Lynden will be the property, rights and interests of Amalco;

(v)	Amalco shall be liable for the obligations of Earthstone Acquisition and Lynden;

(vi)	any existing cause of action, claim or liability to prosecution of Earthstone Acquisition or Lynden shall be unaffected;

(vii)	any legal proceeding being prosecuted or pending by or against either Earthstone Acquisition or Lynden may be prosecuted, or by its prosecution may be continued, as the case may be, by or against Amalco;

(viii)	a conviction against, or ruling, order or judgment in favour of or against either Earthstone Acquisition or Lynden may be enforced by or against Amalco;

(ix)	Amalco’s name shall be Lynden Energy Corp.;

(x)	the board of directors of Amalco shall consist of the following person:

Name:	Address:

Frank A. Lodzinski	1400 Woodloch Forest Drive, Suite 300 Woodlands, Texas 77380

(xi)	the officers of Amalco shall consist of the following persons:

Name:	Title:

Frank A. Lodzinski	President and Chief Executive Officer

Robert Anderson	Chief Financial Officer and Secretary

(xii)	the first auditor of Amalco shall be Deloitte LLP, which shall hold office until the first annual meeting of Amalco following the amalgamation or until their successors are elected or appointed,

and for the purposes of Section 270 of the Business Corporations Act, the provisions of this section shall constitute the amalgamation agreement between Earthstone Acquisition and Lynden.

3.2	No Fractional Shares

If the aggregate number of shares of Earthstone Common Stock to which a Lynden Shareholder would otherwise be entitled under the Arrangement would include a fractional share of Earthstone Common Stock, then the number of shares of Earthstone Common Stock that such Lynden Shareholder is entitled to receive will be equal to the nearest whole number of shares of Earthstone Common Stock (with fractions equal to or greater than 0.5 being rounded up), and such Lynden Shareholder will not receive cash or any other compensation in lieu of such fractional share of Earthstone Common Stock.

3.3	Lynden Options

The parties agree that pursuant to this Plan of Arrangement, notwithstanding the terms of the Lynden Option Plan and stock option agreements governing (or stock option certificates representing) the Lynden Options, each Lynden Option outstanding as at the Effective Time shall be deemed to be terminated and cancelled in exchange for delivery on the Effective Date of such number of shares of Earthstone Common Stock determined by the following calculation:

((A x Share Exchange Ratio) – B) x C

A

where:

“A” is the volume weighted average closing price of Earthstone Common Stock on the NYSE MKT (or such other primary stock market on which the Earthstone Common Stock is then trading), converted to Canadian dollars using the Bank of Canada noon exchange rate, for the five trading days preceding the Effective Date;

“B” is the exercise price of the subject Lynden Options; and

“C” is the number of the subject Lynden Options.

In order to be entitled to receive shares of Earthstone Common Stock pursuant to the foregoing calculation, each Lynden Optionholder must first pay to Lynden the amount, if any, of applicable withholding taxes that would have been payable by the Lynden Optionholder had the Lynden Option been exercised rather than cancelled and terminated, and Lynden shall forthwith remit such funds to the appropriate Governmental Authority. To the extent a holder of Lynden Options is not entitled to receive any shares of Earthstone Common Stock at closing based upon the foregoing method of calculation for a particular Lynden Option, Earthstone Acquisition shall on the Effective Date pay the applicable Lynden Optionholder U.S.$0.001 for every such Lynden Option.

Earthstone will issue and deliver to the Depositary, on behalf of Earthstone Acquisition for delivery to such Lynden Optionholders the shares of Earthstone Common Stock and cash which are required by this Section 3.3, such Earthstone Common Stock to be issued as fully paid and non-assessable shares of Earthstone, and Earthstone will deliver or cause certificates representing such Earthstone Common Stock to be delivered to the Depositary to be dealt with in accordance with Article 5, and the securities register of Earthstone will be revised accordingly.

3.4	Adjustments to Share Exchange Ratio

The Share Exchange Ratio shall be proportionately and appropriately adjusted to reflect fully the effect of, and to provide the Lynden Shareholders the same economic effect as contemplated by the Arrangement Agreement and this Plan of Arrangement prior to, (a) any stock split, reverse stock split, combination or exchange of shares, stock dividend (including any dividend or distribution of securities convertible into Earthstone Common Stock or Lynden Shares), reclassification, reorganization, recapitalization or other like change with respect to Earthstone Common Stock or Lynden Shares or (b) any issuance of additional Lynden Shares (to the extent expressly permitted by the Arrangement Agreement); provided that the foregoing adjustments shall not be made if the record date for the stock split, reverse split, stock dividend, reorganization, recapitalization, other like change or extraordinary dividend or distribution described above does not occur after the date of the Arrangement Agreement and prior to the Effective Time. If Lynden declares, sets aside or pays any dividend or other distribution payable in cash, securities, property or otherwise to the holders of Lynden Shares prior to the Effective Date, or sets a record date therefor that is prior to the Effective Date, then the Share Exchange Ratio shall be adjusted to reflect such dividend or other distribution by way of a reduction of the Share Exchange Ratio by an amount such that the aggregate value of the Earthstone Common Stock that Lynden Shareholders are entitled to receive at the Effective Time is reduced by an amount equal to the value of such dividend or other distribution.

Article 4

RIGHTS OF DISSENT

4.1	Grant of Rights of Dissent

Each Lynden Shareholder may exercise rights of dissent (the “Dissent Right”) with respect to the Lynden Shares held by it pursuant to and in the manner set forth in the Interim Order and Section 238 of the Business Corporations Act, as modified by this Article 4, the Interim Order and the Final Order, provided that written notice of dissent contemplated by Section 242 of the Business Corporations Act must be received by Lynden no later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days before the Lynden Meeting or any date to which the Lynden Meeting may be postponed or adjourned. Dissenting Shareholders who:

(a)	are ultimately entitled to be paid the fair value for their Lynden Shares in respect of which they duly exercised Dissent Rights, which shall be the fair value immediately before the passing of the Arrangement Resolution, shall be deemed to have transferred at the Effective Time such Lynden Shares, free of any claims, liens, or encumbrances, to Lynden for cancellation in accordance with Section 3.1(a) and shall be paid by Lynden an amount in cash equal to such fair value; or

(b)	are ultimately not entitled, for any reason, to be paid the fair value for their Lynden Shares in respect of which they duly exercised Dissent Rights shall be deemed to have participated in the Arrangement in respect of those Lynden Shares on the same basis as a non-dissenting Lynden Shareholder, as the case may be, and shall be entitled to receive only the shares of Earthstone Common Stock that such non-dissenting Lynden Shareholder is entitled to receive on the basis set forth in Section 3.1(c) and, for greater certainty, will be considered to have exchanged such Lynden Shares for shares of Earthstone Common Stock pursuant to, and at the same time as Lynden Shares were exchanged pursuant to Section 3.1(c).

4.2	General Dissent Provisions

(a)	In no event shall Earthstone, Earthstone Acquisition, Lynden or any other person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Lynden Shares at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Lynden as at the Effective Time.

(b)	For greater certainty, in addition to any other restrictions in the Interim Order, no person shall be entitled to exercise Dissent Rights with respect to Lynden Shares in respect of which a person has voted in favour of the Arrangement.

Article 5

DELIVERY OF EARTHSTONE CERTIFICATES

5.1	Right to shares of Earthstone Common Stock

(a)	At or prior to the Effective Time, Earthstone, on behalf of Earthstone Acquisition shall deposit with the Depositary, for the benefit of the Lynden Shareholders and Lynden Optionholders, a certificate or certificates representing the aggregate number of shares of Earthstone Common Stock which the Lynden Shareholders and Lynden Optionholders are entitled to receive hereunder and sufficient cash to be paid to the Lynden Optionholders pursuant to Section 3.3 above.

(b)	Lynden will cause the Letter of Transmittal-Shares to be sent to each Lynden Shareholder and the Letter of Transmittal-Options to each Lynden Optionholder prior to the Lynden Meeting.

(c)	Any deposit of a Transmittal Letter and accompanying share certificates (if applicable), or other documentation as provided in the Transmittal Letter, may be made at any of the offices of the Depositary specified in the Transmittal Letter.

(d)	Earthstone and Earthstone Acquisition will, as soon as practicable following the later of the Effective Date and the date of deposit with the Depositary of a duly completed and executed Transmittal Letter and the certificates representing the Lynden Shares and Lynden Options or other documentation as provided in the Letter of Transmittal, cause the Depositary to:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to the former Lynden Shareholder and Lynden Optionholder at the address specified in the Transmittal Letter; or

(ii)	if requested by the former Lynden Shareholder or Lynden Optionholder in the Transmittal Letter, to make available at the Depositary for pick-up by the former Lynden Shareholder or Lynden Optionholder, as applicable; or

(iii)	if the Transmittal Letter neither specifies an address nor contains a request as described in (ii), to forward or cause to be forwarded by first class mail (postage prepaid) to the former Lynden Shareholder or Lynden Optionholder at the address of such holder as shown on the applicable register maintained by or on behalf of Lynden, certificates representing the number of shares of Earthstone Common Stock to which such former Lynden Shareholder or Lynden Optionholder is entitled as determined in accordance with the provisions hereof or, if applicable, a cheque representing the cash payment payable to a former Lynden Optionholder.

(e)	Each former Lynden Shareholder and Lynden Optionholder entitled in accordance with Section 3.1 and Section 3.3 to receive shares of Earthstone Common Stock will be deemed to be the registered holder for all purposes as of the Effective Date of the number of shares of Earthstone Common Stock to which such former Lynden Shareholder or Lynden Optionholder is entitled. All dividends paid or other distributions made on or after the Effective Date on or in respect of any shares of Earthstone Common Stock which a former Lynden Shareholder or Lynden Optionholder is entitled to receive pursuant to this Plan of Arrangement, but for which a certificate has not yet been delivered to such former Lynden Shareholder or Lynden Optionholder in accordance with Section 5.1(d), will be paid or made to such former Lynden Shareholder or Lynden Optionholder when such certificate is delivered to a person in accordance with Section 5.1(d).

(f)	After the Effective Date, any certificate formerly representing Lynden Shares or Lynden Options will represent only the right to receive shares of Earthstone Common Stock pursuant to Section 3.1 and Section 3.3, and, if applicable, payment pursuant to Section 3.3, or to be paid the fair value for the Lynden Shares pursuant to Section 4.1 and any dividends or other distributions to which the former Lynden Shareholder or Lynden Optionholder is entitled under Section 5.1(e) and any such certificate formerly representing Lynden Shares or Lynden Options not duly surrendered on or prior to the sixth anniversary of the Effective Date will cease to represent a claim or interest of any kind or nature, including a claim for dividends or other distributions under Section 5.1(e), against Earthstone, Earthstone Acquisition or Lynden by a former Lynden Shareholder or Lynden Optionholder. On such date, all shares of Earthstone Common Stock to which the former holder of such certificates was entitled will be deemed to have been surrendered to Earthstone Acquisition.

5.2	Withholding Rights

Lynden, Earthstone, Earthstone Acquisition and the Depositary will be entitled to deduct and withhold from any consideration deliverable or otherwise payable to any Lynden Shareholder or Lynden Optionholder such amounts as Lynden, Earthstone, Earthstone Acquisition or the Depositary is required or permitted to deduct or withhold with respect to such payment under the Tax Act or Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes hereof as having been paid to the Lynden Shareholder or Lynden Optionholder in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority. The Depositary is authorized, as agent for the Lynden Shareholders, to sell such portion of the shares of Earthstone Common Stock otherwise deliverable to applicable Lynden Shareholders as is necessary to provide sufficient funds to Earthstone, Earthstone Acquisition, Lynden or the Depositary, as the case may be, to enable them to comply with such deduction or withholding requirement (after deducting commission, other reasonable expenses incurred in connection with the sale, and any applicable taxes), and Earthstone, Earthstone Acquisition, Lynden or the Depositary will notify the applicable Lynden Shareholder and remit any unapplied consideration including any unapplied balance of the net proceeds of such sale.

5.3	Lost Certificates

If any certificate which prior to the Effective Date represented outstanding Lynden Shares or Lynden Options which were exchanged pursuant to Section 3.1 or Section 3.3 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing shares of Earthstone Common Stock deliverable in respect thereof as determined in accordance with Section 3.1 or Section 3.3, as applicable. When seeking such certificate in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing shares of Earthstone Common Stock are to be issued will, as a condition precedent to the issuance thereof, give a bond satisfactory to Earthstone and its transfer agent, in such sum as Earthstone may direct or otherwise indemnify Earthstone and its transfer agent in a manner satisfactory to Earthstone and its transfer agent against any claim that may be made against Earthstone or its transfer agent with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4	Issuance of Shares of Earthstone Common Stock

Notwithstanding anything herein to the contrary, it is the intention of each of Earthstone, Earthstone Acquisition and Lynden that the issuance and delivery of the shares of Earthstone Common Stock to the holders of Lynden Shares and Lynden Options pursuant to the Arrangement shall either be: (i) exempt from the registration requirements of the U.S. Securities Act pursuant to the exemption from registration afforded by Section 3(a)(10) of the U.S. Securities Act (or pursuant to any other applicable exemption), and in compliance with all applicable state securities laws; or (ii) to be registered pursuant to an effective registration statement under the U.S. Securities Act.

Article 6

AMENDMENT

6.1	Amendments to Plan of Arrangement

(a)	Lynden, Earthstone and Earthstone Acquisition reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Lynden Meeting, approved by the Court and communicated to Lynden Shareholders and Lynden Optionholders in the manner required by the Court (if so required).

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Lynden, Earthstone and Earthstone Acquisition, jointly, at any time prior to or at the Lynden Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Lynden Meeting (subject to the requirements of the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Lynden Meeting will be effective only if (i) it is consented to by each of Lynden, Earthstone and Earthstone Acquisition (acting reasonably) and (ii) if required by the Court, is consented to by the Lynden Shareholders voting in the manner directed by the Court.

6.2	Termination

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.